UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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The Eastern Company
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THE EASTERN COMPANY
112 Bridge Street
P.O. Box 460
Naugatuck, CT 06770-0460
______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 3, 2017
______________

The Annual Meeting of shareholders of The Eastern Company (“Eastern” or the “Company”) will be held on May 3, 2017 at 11:00 a.m., local time, at the office of the Company, 112 Bridge Street, Naugatuck, Connecticut 06770-0460, for the following purposes:

1.	To elect two directors.
2.	To vote on a nonbinding advisory vote to approve the compensation of the named executive officers.
3.	To vote on a nonbinding advisory vote on the frequency of presenting future advisory votes to approve the compensation of the named executive officers.
4.
To ratify the Audit Committee’s recommendation and the Board of Directors’ appointment of Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year 2017.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed March 1, 2017 as the record date for the determination of common shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card promptly in the postpaid return envelope that is provided or call the toll free number provided on the enclosed proxy card. If you attend the meeting and desire to vote in person, your proxy will not be used.

All shareholders are cordially invited to attend the meeting, and management looks forward to seeing you there.

By order of the Board of Directors,

Theresa P. Dews
 Secretary

March 15, 2017

PROXY STATEMENT

of

THE EASTERN COMPANY

for the Annual Meeting of Shareholders
To Be Held on May 3, 2017

The Board of Directors of The Eastern Company (“Eastern” or the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2017 Annual Meeting of Shareholders and at any adjournment thereof. This proxy statement is first being furnished to shareholders on or about March 15, 2017.

GENERAL INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

The Board of Directors of Eastern has fixed the close of business on March 1, 2017 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 6,256,098 outstanding shares of Eastern common stock, no par value (“Common Shares”), with each Common Share entitled to one vote.

The presence, in person or by proxy, of holders of a majority of the voting power of the Common Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Shares represented by Eastern’s proxy card will be voted at the Annual Meeting, either in accordance with the directions indicated on the proxy card, or, if no directions are indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement and on the form of proxy. If a proxy is signed and returned without specifying choices, the Common Shares represented thereby will be voted (1) FOR the proposal to elect Messrs. Everets and Vlak to the Board of Directors; (2) FOR the approval of the compensation of the named executive officers; (3) FOR the approval of the frequency of the advisory vote on the compensation of the named executive officers to be every three years; and (4) FOR the proposal to appoint Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm. The Company is not aware of any matters other than those set forth herein which will be presented for action at the Annual Meeting. If other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgment.

A shareholder may revoke the appointment of a proxy by making a later appointment or by giving notice of revocation to The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, CT  06770-0460. Attendance at the Annual Meeting does not in itself revoke the appointment of a proxy; however, it may be revoked by giving notice in open meeting. A revocation made during the Annual Meeting after the polls have been closed will not affect the previously taken vote.

The Common Stock of the Company is registered on The NASDAQ Stock Market LLC (“NASDAQ”).

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. This solicitation by mail to the Company’s shareholders (including this proxy statement and the enclosed proxy) began on approximately March 15, 2017. In addition to this solicitation by mail, officers and regular employees of the Company and its subsidiaries may make solicitation by mail, telephone or personal interviews, and arrangements may be made with companies, brokerage firms, and others to forward proxy material to their principals. The Company will defray the expenses of such additional solicitations.

The proxy statement is also available on the Company’s website at www.easterncompany.com.

Voting at the Annual Meeting

Except in the case of a contested election, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election of directors at the annual meeting of the shareholders at which a quorum is present.  Consequently, a nominee will be elected as a director if the votes cast for the nominee’s election as a director exceed the votes cast against such nominee’s election as a director.  However, in a contested election, directors will be elected by a plurality of the votes cast at the annual meeting.  An election will be considered to be contested if, as of the record date for the annual meeting, there are more nominees for election to the Board of Directors than there are positions on the Board of Directors to be filled by election at the annual meeting.  Because the election of directors at the 2017 Annual Meeting is not a contested election, a nominee for election as a director at the 2017 Annual Meeting will be elected if the votes cast for the nominee exceed the votes cast against the nominee.

If a director is subject to reelection in an uncontested election by a majority of the votes cast, but a majority of the votes are cast against his or her reelection, then the Board of Directors will request the director to tender his or her resignation.  The Board of Directors will nominate for election or reelection as a director only those candidates who agree to tender, promptly following the Annual Meeting at which they are elected or reelected as a director, irrevocable resignations that will be effective upon:  (a) their failure to receive the required vote at the Annual Meeting at which they face reelection; and (b) the acceptance of such resignation by the Board of Directors.  In addition, the Board of Directors will fill vacancies on the Board of Directors and new directorships only with candidates who agree to tender, promptly following their appointment to the Board of Directors, the same form of resignation tendered by other directors.  If an incumbent director fails to receive the required vote for reelection, the Board of Directors will act on an expedited basis to determine whether to accept or reject the director’s resignation.  A director whose resignation is under consideration must abstain from participating in any decision regarding that resignation.

Each matter to be acted upon at the Annual Meeting other than the election of directors will be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter.

Under Connecticut law, an abstaining vote or a broker “non-vote” is considered to be present for purposes of determining a quorum but is not deemed to be a vote cast. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results for the election of directors or the other matters to be acted on at the Annual Meeting, each of which requires the approval of a majority of the votes cast, and therefore do not have the effect of votes of opposition in such tabulations.

The Board of Directors recommends voting:

FOR the election of Messrs. Everets and Vlak as directors.

FOR the approval of the compensation of the named executive officers.

FOR the approval of the frequency of the advisory vote on the compensation of the named executive officers to be every three years.

FOR the appointment of Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm.

Item No. 1

ELECTION OF DIRECTORS

At the meeting, two directors will be elected to serve for a one-year term which expires in 2018 or until his successor is elected and qualified. Mr. John W. Everets, a current director whose term expires in 2017, is a nominee for election at the meeting. Mr. August M. Vlak is the other nominee for election at the meeting.

Unless otherwise specified in your proxy, the persons with power of substitution named in the proxy card will vote your shares FOR the Company’s nominees named below. If a nominee is unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that the Company’s nominees will be unavailable for election at the Annual Meeting. Approval of this resolution requires the affirmative vote of a majority of the votes duly cast by the shares represented at the meeting which are entitled to vote on the matter.

The Board of Directors recommends a vote FOR the election of Mr. Everets and Mr. Vlak as directors.

Each director has furnished the biographical information set forth below with respect to his present principal occupation, business and other affiliations, and beneficial ownership of equity securities of the Company. Unless otherwise indicated, each director has been employed in the principal occupation or employment listed for at least the past five years.

Company Nominees for Election at the 2017 Annual Meeting
For a one-year term expiring in 2018

John W. Everets, age 70, was the Chairman and CEO of SBM Financial in Portland, Maine from May 2010 until October 2016. Mr. Everets was also Chairman and CEO of The Bank of Maine from May 2010 until October 2016. He previously was Chairman of Yorkshire Capital in Boston, Massachusetts from January 2006 through May 2010 and he was Chairman and CEO of H.P.S.C. which was acquired by General Electric in 2004. He then became President and CEO of the acquired company, G.E. H.P.S.C., from 2004 to 2006.

Mr. Everets has been a Director of the Company since 1993, and brings to the Board of Directors extensive knowledge of the Company’s business.  He serves on the Audit, Compensation, and Nominating and Corporate Governance Committees. Mr. Everets has also served on the Boards of Dairy Mart Convenience Stores, Micro Financial/M.F.I. Inc and Financial Security Assurance (FSA), Crowns North Corp, and ADVEST Group and as Trustee of the Martin Currie Business Trust Edinburgh Scotland.

Mr. August M. Vlak, age 50, was appointed President and Chief Executive Officer of the Company on January 1, 2016. From 2012 to 2015, Mr. Vlak was a senior advisor to Barington Capital Group, L.P. Prior to that, he was a partner at Katzenbach Partners, a senior advisor at Booz & Company, and a consultant at McKinsey & Company. At his prior positions, Mr. Vlak’s work focused on growth strategy and operational performance improvement at more than 50 companies - including leading domestic and global industrial enterprises - where he has worked directly with numerous senior management teams and boards of directors. He was an Investment Banker with Lehman Brother's Health Care Banking Group. Mr. Vlak holds a B.A. degree in Economics from Amherst College, where he was elected Phi Beta Kappa, and an M.B.A. from Stanford University.

Continuing Directors (Terms to Expire in 2019)

Fredrick D. DiSanto, age 55, is the Chief Executive Officer of The Ancora Group, a registered investment advisor. Mr. DiSanto was the President and Chief Operating officer of Maxus Investment Group from 1998 until December of 2000. In January 2001 when Maxus was sold to Fifth Third Bank, he served as Executive Vice President and Manager of Fifth Third Bank’s Investment Advisor Division.

Mr. DiSanto is an experienced public company director and has knowledge and background in finance, strategic planning, governance and international business. He currently serves as a Director for RBrands, Edgewater Technology and Medical Mutual of Ohio, and previously served on the boards of directors of Axia NetMedia Corporation, LNB Bancorp and PVF Capital Corporation.

Mr. DiSanto was elected as a Director of the Company at the last Annual Meeting, which was held on April 26, 2016.  Mr. DiSanto is the Chairman of the Audit Committee and serves on the Executive Committee.

Charles W. Henry, age 67, is an attorney and partner with the law firm Henry & Federer, LLP located in Woodbury, Connecticut. Mr. Henry has been a Director of the Company since 1989, and brings to the Board of Directors extensive knowledge of the Company’s business. He serves on the Audit, Compensation, Executive, and Nominating and Corporate Governance Committees.

Mr. Henry’s independent legal expertise is valuable to the Company if and when matters of law or regulation arise in the normal course of the Company’s businesses.  His firm does not provide any services to the Company.

Continuing Directors (Terms to Expire in 2018)

James A. Mitarotonda, age 62, has been the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since 1991.

Mr. Mitarotonda is an experienced public company director. He currently serves as a director of A. Schulman, Inc., OMNOVA Solutions Inc. and Barington/Hilco Acquisition Corp. During the past five years, Mr. Mitarotonda has also served as a director of The Pep Boys – Manny, Moe & Jack, The Jones Group Inc. and Ebix, Inc.  Mr. Mitarotonda serves as a member of the Board of Trustees for Queens College.

Mr. Mitarotonda was elected as a Director of the Company at the Annual Meeting held on May 20, 2015. The Board of Directors appointed Mr. Mitarotonda to serve as Chairman of the Board, effective January 1, 2016. Mr. Mitarotonda is the Chairman of the Nominating and Corporate Governance Committee, and he also serves on the Compensation and Executive Committees.

Michael A. McManus, Jr., age 74, is the former Chairman, President and Chief Executive Officer of Misonix, Inc., a public medical device company. Mr. McManus previously served as President of New York Bankcorp, a NYSE company until its sale in 1998. Earlier he served as President of Jamcor Pharmaceuticals, as a Vice President of strategic planning at Pfizer, and as an executive vice president of MacAndrews and Forbes, Revlon, and Pantry Pride. Mr. McManus was elected as a Director of the Company at the Annual Meeting held on May 20, 2015. Mr. McManus is the Chairman of the Company’s Compensation Committee, and he also serves on the Audit, Executive, and Nominating and Corporate Governance Committees.

Mr. McManus is an experienced public company director and has experience in financial matters, sales and marketing, strategic acquisitions, government relations and international business matters. He serves as a Director of Novavax, Inc., a vaccine company. He previously served on the Board of Directors of the Communications Satellite Corporation, Arrhythmia Research, National Wireless Holdings, American Home Mortgage, A. Schulman and Guest Services.  He currently serves as Vice Chairman of the U.S. Olympics Committee Trust.

Name	Common Stock Beneficially Owned as of March 1, 2017	Percentage Of Class
Fredrick D. DiSanto (1)	14,754	0.24%
John W. Everets	95,081	1.52%
Charles W. Henry	65,325	1.04%
Leonard F. Leganza (2)	127,110	2.03%
Michael A. McManus, Jr.	2,855	0.05%
James A. Mitarotonda (3)	528,460	8.45%
August M. Vlak	-	-

(1)	Mr. DiSanto has direct ownership of 6,054 shares and has shared voting power and shared investment power of an additional 8,700 shares.
(2)	Mr. Leganza retired as the Chairman and Chief Executive Officer of the
Company on December 31, 2015.  His term as a director of the Company expired on March 8, 2017 as a result of his death.
(3)	Mr. Mitarotonda has direct ownership of 2,855 shares and beneficial ownership of an additional 525,605 shares.

Item No. 2

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVES

The Board of Directors is presenting the following proposal, which is required pursuant to Section 14A of the Securities Exchange Act of 1934. It provides for you as a shareholder to either endorse or not endorse the Company’s compensation program for the named executive officers by voting for or against the following resolution, which is commonly referred to as “say-on-pay”.

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

While our Board of Directors intends to carefully consider the result of the shareholder vote on this proposal, the vote will be nonbinding and is only advisory in nature.

The Board of Directors recommends voting FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the compensation tables of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

The Board of Directors recommends voting FOR approval of the compensation program of the named executive officers.

Item No. 3

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Board of Directors is presenting the following proposal, which is required pursuant to Section 14A of the Securities Exchange Act of 1934, commonly known as a “say on pay” proposal. This proposal gives you as a shareholder the opportunity to inform the Board as to how often you wish the Company to include in our proxy statement a proposal such as the proposal in proxy Item No. 2.  You can vote on the following resolution:

RESOLVED, that the shareholders wish the Company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934 (select one):

1)         every year;
2)         every two years;
3)         every three years; or
4)         abstain from vote.

For the purposes of this Item No. 3, which provides for an advisory vote on the compensation of our named executive officers every one, two, or three years, the Company will treat the option selected by the affirmative vote of a plurality of shares present and entitled to vote as the option approved by the shareholders.

While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will be nonbinding and is only advisory in nature.

The Board has adopted a policy that it will include an advisory vote on the compensation of the named executive officers similar to Item No. 2 every three years.

The Board of Directors recommends voting FOR choice number 3, which provides that shareholders will have an advisory vote every three years on the compensation of the Company’s named executive officers.

Item No. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Fiondella, Milone & LaSaracina LLP acts as our principal independent registered public accounting firm. The services of Fiondella, Milone & LaSaracina LLP for the fiscal year ended December 31, 2016 included an audit of the consolidated financial statements of the Company; assistance in connection with filing the Form 10-K annual report with the Securities and Exchange Commission; assistance on financial accounting and reporting matters; preparation of state and federal tax returns; audits of employee benefit plans; and meetings with the Audit Committee of the Board of Directors.

All audit services provided by Fiondella, Milone & LaSaracina LLP for 2016, which were similar to the audit service provided in prior years, were approved by the Audit Committee in advance of the work being performed.

The Audit Committee has recommended, and the Board of Directors has approved, continuing the services of Fiondella, Milone & LaSaracina LLP for the current fiscal year. Accordingly, the Board of Directors will recommend at the meeting that the shareholders approve the appointment of Fiondella, Milone & LaSaracina LLP to audit the consolidated financial statements of the Company for the current year.

The proposal to appoint Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm will be approved if, at the Annual Meeting at which a quorum is present, the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

Representatives of Fiondella, Milone & LaSaracina LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, as well as respond to questions.

Audit Fees:  Fiondella, Milone & LaSaracina LLP audit fees were $375,000 in 2016 and $375,000 in 2015. Audit fees include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q for the quarters ended April 2, 2016, July 2, 2016 and October 1, 2016.

Audit-Related Fees: Fiondella, Milone & LaSaracina LLP fees for audit related services were $50,712 in 2016 and $51,136 in 2015.  Audit related services primarily include audits of the employee benefit plans of the Company.

Tax Fees:  Fiondella, Milone & LaSaracina LLP fees paid in 2016 for preparation of the 2015 federal and state income tax returns were $31,390, and fees paid in 2015 for preparation of the 2014 federal and state income tax returns were $31,529.

All Other Fees:  Fiondella, Milone & LaSaracina LLP fees paid in 2016 for non-audit services were $42,000.  Fiondella, Milone & LaSaracina LLP did not provide any non-audit services in 2015.

The Board of Directors recommends a vote FOR the appointment of Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm.

AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors has determined that all audit committee members are financially literate and are independent under the current listing standards of NASDAQ. The Board has also determined that Fredrick D. DiSanto qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Board of Directors adopted a revised written charter for the Audit Committee on February 4, 2004. A copy of the Audit Committee’s charter is available on the Company’s website at www.easterncompany.com.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those statements with generally accepted accounting principles. Within this framework, the Audit Committee has reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K with the independent registered public accounting firm and management. In connection therewith, the Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and other related matters as required to be discussed under generally accepted auditing standards.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board and the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee meets with and without management present and held six meetings during fiscal year 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Audit Committee has recommended and the Board of Directors has approved, subject to shareholder ratification, the selection of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the current fiscal year.

Audit Committee:

Fredrick D. DiSanto, Chairman
Charles W. Henry
John W. Everets
Michael A. McManus, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL SHAREHOLDERS

The following table sets forth information, as of March 1, 2017 (unless a different date is specified in the notes to the table), with respect to (a) each person known by the Board of Directors of the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Shares, (b) each current director of the Company and nominee to be a director of the Company, (c) each of the Named Officers (as hereinafter defined) and (d) all directors, nominees and executive officers of the Company as a group:

Shareholder	Amount and nature of beneficial ownership (a)	Percent of class (b)

GAMCO Investors, Inc. (c) One Corporate Center Rye, NY 10580	1,039,209	16.61%
Barington Capital Group, L.P. (d) 888 Seventh Avenue, 17th Floor New York, NY 10019	525,605	8.40%
Minerva Advisors LLC (e) 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	369,891	5.91%
Dimensional Fund Advisors LP (f) Building One 6300 Bee Cave Road Austin, TX 78746	333,628	5.33%
Fredrick D. DiSanto	14,754	0.24%
John W. Everets	95,081	1.52%
Charles W. Henry	65,325	1.04%
Angelo M. Labbadia (g) Leonard F. Leganza (h)	- 127,110	- 2.03%
James A. Mitarotonda (i)	528,460	8.45%
Michael A. McManus, Jr.	2,855	0.05%
John L. Sullivan III (j)	26,894	0.43%
August M. Vlak (k)	-	-
All directors, nominees and executive officers as a group (9 persons)(l)	860,479	13.75%

(a)
The Securities and Exchange Commission has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, (i) the amounts owned reflect direct beneficial ownership, and (ii) the person indicated has sole voting and investment power.

Amounts shown include the number of Common Shares (if any) subject to outstanding options or stock appreciation rights granted under the Company’s stock incentive plan that are exercisable within 60 days.

Reported shareholdings include, in certain cases, shares owned by or in trust for a director or nominee, and in which all beneficial interest has been disclaimed by the director or the nominee.

(b)
The percentages shown for the directors and executive officers are calculated on the basis that outstanding shares include Common Shares (if any) subject to outstanding options under the Company’s stock option plans that are exercisable by the directors and officers within 60 days.

(c)
GAMCO Investors, Inc., an investment advisor, filed a Schedule 13D/A on November 10, 2016. The following entities affiliated with GAMCO Investors, Inc. in the aggregate have sole voting and dispositive power of a total of 902,124 shares: Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., Teton Advisors, Inc. and Gabelli Foundation.  Each of these entities owns individually less than 10% of the outstanding shares of the Company, and such entities have stated in their Schedule 13D/A that they do not admit to constituting a group for purposes of the securities laws.

(d)
Barington Capital Group, L.P., per a Form 4 filed on December 20, 2016 by Mr. Mitarotonda, is deemed to have beneficial ownership of 525,605 Common Shares. Mr. Mitarotonda beneficially owns 2,855 shares of common stock granted to him under The Eastern Company’s Directors Fee Program. He may also be deemed to beneficially own 525,605 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P. (“BCEP”).  Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp, the general partner of Barington Capital Group, L.P., which is the majority member of Barington Companies Investors, LLC, the general partner of BCEP. Mr. Mitarotonda disclaims beneficial ownership of the shares beneficially owned by BCEP except to the extent of his pecuniary interest therein.

(e)
Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc. and David P. Cohen, per a Schedule 13G/A filed on February 8, 2017, are deemed to beneficially own 369,891 Common Shares. Minerva Advisors LLC has sole voting and dispositive power over 222,712 shares and shared voting and dispositive power over 144,929 shares. Mr. Cohen is President and sole member of Minerva Advisors LLC, whose principal business is serving as an investment advisor to Minerva Group and to individually-managed accounts. Mr. Cohen is the beneficial owner of 2,250 shares.

(f)
Dimensional Fund Advisors LP (“Dimensional”), a registered investment advisor, is deemed to have beneficial ownership of 333,628 Common Shares per a Schedule 13G filed as of February 9, 2017. Dimensional has sole voting and dispositive power over 322,019 shares and sole dispositive power over the remaining 11,609 shares.  The shares are owned by the clients of Dimensional, and it disclaims beneficial ownership of the shares.

(g)
Mr. Labbadia is a Named Executive Officer of the Company. See “Executive Compensation – Summary Compensation Table” for information regarding Mr. Labbadia’s age and business experience.  Mr. Labbadia’s security ownership does not include any stock appreciation rights granted on March 2, 2017 because they are not exercisable within 60 days.

(h)	Mr. Leganza’s term as a director expired on March 8, 2017 as a result of his death.

(i)	Mr. Mitarotonda’s shareholdings include 525,605 Common Shares held by Barington Capital Group, L.P., of which he may have indirect beneficial ownership.

(j)
Mr. Sullivan is a Named Executive Officer of the Company. See “Executive Compensation – Summary Compensation Table” for information regarding Mr. Sullivan’s age and business experience.  Mr. Sullivan’s security ownership does not include any stock appreciation rights granted on March 2, 2017 because they are not exercisable within 60 days.

(k)
Mr. Vlak is a nominee for election to the Board at the Annual Meeting. Mr. Vlak was appointed President and Chief Executive Officer effective January 1, 2016 and is a Named Executive Officer of the Company.  See “Executive Compensation – Summary Compensation Table” for information regarding Mr. Vlak’s age and business experience. Mr. Vlak’s security ownership does not include any stock appreciation rights granted on March 2, 2017 because they are not exercisable within 60 days.

(l)	Unless otherwise indicated, Directors, Nominees and Named Executive Officers have sole voting and investment power as to 860,479 shares (13.75% of the outstanding stock).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with NASDAQ. Directors, officers and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on its review of copies of such reports filed with the SEC, or written representations from certain reporting persons that no such reports were required for those persons, the Company believes that all persons subject to the reporting requirements of Section 16(a) have filed the required reports on a timely basis during the fiscal year ending December 31, 2016.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors of the Company is currently composed of five members, all of whom are independent as defined in the listing standards of NASDAQ.  August M Vlak, the nominee to become the sixth director of the Company, is the Chief Executive Officer of the Company, and will not be an independent director as defined in the listing standards of NASDAQ.

During fiscal year 2016, Leonard F. Leganza, the former Chairman and Chief Executive Officer of the Company, was a director of the Company.  However, his term expired on March 8, 2017 as a result of his death.

The positions of the Chairman of the Board of Directors and the Chief Executive Officer of the Company are not combined as of January 1, 2016.

The current structure of the Board allows it to perform its duties effectively and efficiently considering the relatively small size of the Company. All directors are members of all committees, except that the former Chairman and Chief Executive Officer is not a member of the audit, compensation, or nominating and corporate governance committees, and two directors are not a member of the executive committee.

Because of the Company’s diversified manufacturing and marketing activities, risk oversight responsibilities are focused generally on the Board’s overall assessment of broad and general business and economic conditions in the market sectors in which the Company operates. With Board oversight, the executive management team’s planning and review and extensive Sarbanes-Oxley compliance testing of internal controls substantiates the credibility of the Company’s financial reporting and operating controls.

The Board is provided with detailed and timely financial and operating communications, including the nature of significant capital projects as well as other important business matters indicating business trends and economic projections that might affect the Company’s businesses.

The subject of Board “diversity” has not been approached in any formal manner but is reviewed and discussed. The Board currently does not have any specific policy focused on diversity. Diversity is, however, considered.

Directors were selected to serve based on their individual professional and business background and skills as they might relate especially to activities beyond the “core” businesses of the Company. Those skills include finance, legal, governance matters, sales, marketing, and international and government relations.

The Board of Directors of the Company is committed to sound corporate governance practices. The Board of Directors believes that its corporate governance practices enhance the Company’s ability to achieve its goals and to govern the Company with the highest standards of integrity.

The Company’s Board of Directors has four standing committees:  an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2016, the Board of Directors had nine (9) meetings. During 2016, each Director attended all of those meetings and the meetings of committees on which he served with the exception of Mr. Leganza who was absent from 3 Board meetings.

Executive Committee. The Executive Committee, acting with the full authority of the Board of Directors, approves minutes, monthly operating reports, capital expenditures, banking matters, and other issues requiring immediate attention when the Board is not in session. During 2016, the Executive Committee held four (4) meetings.

Audit Committee. The Audit Committee advises the Board of Directors and provides oversight on matters relating to the Company’s financial reporting process, accounting functions and internal controls, and the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm. The Audit Committee also provides oversight with respect to the legal compliance and ethics programs established by management and the Board of Directors. The Company’s Code of Business Conduct and Ethics, as adopted by the Board of Directors on February 4, 2004, is available on the Company’s website at www.easterncompany.com.  During 2016, the Audit Committee held five (5) meetings.

Compensation Committee. The Compensation Committee is responsible for establishing basic management compensation, incentive plan goals, and all related matters, as well as determining stock incentive grants to employees. The Board of Directors adopted the Company’s Compensation Committee Charter on December 13, 2006, and it is available on the Company’s website at www.easterncompany.com. During 2016, the Compensation Committee held five (5) meetings.

Nominating and Corporate Governance Committee. The Board of Directors adopted the Company’s Nominating and Corporate Governance Committee Charter on May 21, 2015, and it is available on the Company’s website at www.easterncompany.com. As defined by the rules and regulations of NASDAQ, the independent members of the Board of Directors of the Company include all of the members of the Board of Directors other than the former chairman, president and chief executive officer of the Company. These independent directors select and nominate individuals for election to the Board of Directors. During 2016, the Nominating and Corporate Governance Committee held two (2) meetings.

Each member of the Board of Directors must have the ability to apply good business judgment and must be able to exercise his or her duties of loyalty and care. Candidates for the position of director must exhibit proven leadership capabilities and high integrity, exercise high level responsibilities within their chosen careers, and have an ability to quickly grasp complex principles of business and finance. In general, candidates will be preferred to the extent they hold an established executive level position in business, finance, law, education, research, government or civic activities. When current members of the Board of Directors are considered for nomination for reelection, their prior contributions to the Board of Directors, their performance and their meeting attendance records are taken into account.

The independent members of the Board of Directors will consider director nominees who are identified either by the directors, by the shareholders, or through some other source. The independent members of the Board of Directors may also utilize the services of a third party search firm to assist them in the identification or evaluation of director candidates, as they deem necessary or appropriate.

Shareholders wishing to submit the names of qualified candidates for possible nomination to the Board of Directors may make such a submission by sending to the Board of Directors (in care of the Secretary of the Company) the information described in the Company’s Bylaws. This information generally must be submitted not more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s annual meeting.

The independent members of the Board of Directors will make a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, the individual’s willingness to serve as a director, and other background information. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the independent members of the Board of Directors will determine which nominee(s) they will recommend for election to the Board of Directors. The independent members of the Board of Directors use the same process for evaluating all nominees, regardless of the original source of the nomination.

DIRECTOR COMPENSATION IN FISCAL 2016

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($) (3)	Total ($)
Fredrick D. DiSanto (4)	$20,000					$ 29.85	$20,029.85
John W. Everets	32,400					29.85	32,429.85
Charles W. Henry	32,400					29.85	32,429.85
Leonard F. Leganza(5)	32,000					14.93	32,014.93
Michael A. McManus, Jr.	32,400					14.93	32,414.93
James A. Mitarotonda	32,400					29.85	32,429.85

(1)	This table discloses the compensation received by all non-employee directors who served as a director in 2016.

(2)
In 2016, The Eastern Company paid non-employee directors at an annual rate of $30,000, which was paid in Common Shares of the Company or cash, in accordance with the Directors Fee Program adopted by the shareholders on March 26, 1997 and amended on January 5, 2004. The amounts listed could include adjustments for fractional shares from previous periods. On May 20, 2015, it was resolved that, in addition to the annual retainer fee, all non-employee directors will be compensated for all meetings in addition to the Board’s six regularly scheduled meetings as follows: $1,200 for each in-person meeting and $800 for each telephonic meeting. The directors make an annual election, within a reasonable time before their first quarterly payment, to receive their fees in the form of cash, stock or a combination thereof. The election remains in force for one year. Messrs. DiSanto, Everets, Henry, McManus and Mitarotonda elected to receive their director compensation in stock.

(3)
All non-employee directors are provided a life insurance benefit. Messrs. DiSanto, Everets, Henry and Mitarotonda have a $50,000 benefit and Messrs. Leganza and McManus have a $25,000 benefit. The life insurance benefit is reduced after age 70.

(4)	Mr. DiSanto was elected as a director at the 2016 Annual Meeting, and his fees were pro-rated for the second quarter of 2016.
(5)	Mr. Leganza is the former Chairman and Chief Executive Officer of the Company. His term as a director expired on March 8, 2017 as a result of his death.

POLICIES AND PROCEDURES CONCERNING RELATED PERSONS TRANSACTIONS

Our Code of Business Conduct and Ethics prohibits all conflicts of interest between the Company and any of its directors, officers and employees, except under guidelines approved by the Board of Directors or committees of the Board of Directors. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. Employees are encouraged to report any conflicts of interest, or potential conflicts of interest, to their supervisors or superiors. However, if they do not believe it appropriate or if they are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the chairman of the Audit Committee of the Board of Directors or Company counsel. The Code of Business Conduct and Ethics is available for review at our website at www.easterncompany.com.

To identify related party transactions, each year the Company requires our directors and executive officers to complete a questionnaire that identifies any transaction with the Company or any of its subsidiaries in which the director or executive officer or their family members have an interest. If any related party transactions are reported, the Board of Directors reviews them to determine if the potential for a prohibited conflict of interest exists. Prior to its review, the Board of Directors will require full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. Each year, our directors and executive officers also review our Code of Business Conduct and Ethics.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance

The Compensation Committee of the Board is established pursuant to a resolution adopted by the Board. The Committee recommends to the Board policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel, including the President and Chief Executive Officer. The Committee regularly reviews, administers, and when necessary recommends changes to the Company’s stock incentive and performance-based compensation plans. The Compensation Committee has adopted a charter and it is available on the Company’s website at www.easterncompany.com.

The Committee is comprised of members of the Board, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board. Messrs. Michael A. McManus, Jr., Fredrick D. DiSanto, John W. Everets, Charles W. Henry, and James A. Mitarotonda are the members of the Compensation Committee. Mr. McManus is the Chairman of the Committee as of July 29, 2015. The Compensation Committee held five meetings during the year ended December 31, 2016. Neither the Compensation Committee nor management engaged any compensation consultant during fiscal 2016.

This report by the Compensation Committee will focus on:

•	The guiding principles and objectives underlying the Company’s compensation program, including what performance the program is designed to reward; and

•
A description of each of the components of the compensation program, including an explanation of why these elements have been selected as the preferred means to achieve the compensation program’s objectives, and how the amount of each element of compensation is determined.

Principles and Objectives of the Compensation Program

The Company’s compensation programs and policy are designed to attract, motivate, retain and reward highly qualified executives and employees, and to reinforce the relationship between individual performance and business results in a manner that aligns the interests of executives and shareholders.

At our 2014 Annual Meeting, the shareholders were asked to vote on a non-binding resolution relating to the compensation of the Company’s named executive officers. The advisory vote requested the shareholders to approve the compensation of the Company’s named executive officers, and the resolution was adopted by the shareholders. The Compensation Committee has considered the results of this advisory vote, and has deemed it to indicate the shareholders’ approval of the Company’s compensation package, which is designed to be competitive and to encourage executive retention. Another advisory vote requested the shareholders to determine the frequency with which the compensation of the named executive officers would be presented for a shareholders vote. The shareholders elected to have such a vote every three years. Based on the shareholders’ vote, the Board of Directors has adopted a policy which provides that an advisory vote on the compensation of the named executive officers will be held every three years. See Item No. 2 – Advisory Vote on the Compensation of the Named Executives and Item No. 3 – Advisory Vote on the Frequency of the Vote on the Compensation of the Named Executives.

On June 27, 2016, the Board of Directors of the Company adopted an incentive compensation clawback policy as part of the Board’s ongoing efforts to strengthen the Company’s corporate governance and risk management.  The policy is designed to ensure that incentive compensation is paid based on accurate financial and operating data and the correct calculation of the Company’s performance against incentive targets.  The policy requires the Compensation Committee to seek the recovery of incentive compensation in the event of fraud or misconduct or a restatement of the financial or operating results of the Company that results in the payment of inflated incentive compensation.

The following principles guide the Company’s compensation practices as applied to all executives.

Compensation levels should be sufficiently competitive to attract and retain highly qualified executives and employees.

The Company endeavors to pay compensation at levels consistent with prevailing levels of compensation for similar positions in the geographic areas in which the Company maintains operations, in order to enable it to attract and retain the talent needed to achieve its business objectives. The Compensation Committee has used various sources to evaluate the competitiveness and overall structure of executive compensation and non-employee director compensation.

Compensation should be related to performance and should reinforce cooperation and a team-based approach to achieving business success.

The Company believes that a significant portion of executive compensation should take the form of annual incentives that generally reflect the results of operations achieved by the Company and its subsidiaries. Under this policy, executives typically receive annual incentives. The Company believes that its policy of paying annual incentives based on individual and overall results of operations supports an integrated business model and a team-based approach.

Compensation should reflect position and responsibility, and compensation for named executive officers should be more heavily weighted toward incentive pay.

Total compensation should generally increase with position and responsibility. Employees in named executive officer positions have greater roles and responsibilities associated with achieving the Company’s performance goals, and therefore should have a greater portion of their compensation tied to the achievement of those goals. Accordingly, a greater percentage of compensation for more senior positions, particularly those with the greatest responsibility for driving achievement of performance targets, is paid in the form of potential short- and long-term incentive pay as a percent of salary.

Incentive compensation should be flexible and responsive to the Company’s business environment, and should strike a balance between short-term and long-term performance.

The Company’s incentive compensation program is balanced between short- and long-term incentive compensation. Short-term incentive compensation — annual cash incentives — are awarded based on business units and other performance criteria. This design achieves our objective of offering superior pay for superior performance. Long-term incentive compensation is an important component of the Company’s total compensation for executives. The Company’s long-term incentive compensation program has granted stock options and stock appreciation rights and restricted stock awards at appropriate times and in appropriate amounts to serve as a long-term performance incentive. The Committee believes that the Company’s stock incentive program provides executives with the opportunity to increase their ownership in the Company, thereby more closely aligning the best interest of the shareholders and the executives.

Components of the Compensation Program

Base salary

Base salaries are set after referencing market data for similar positions from the Towers Watson Data Services survey report on Top Management Compensation in the manufacturing sector.

The compensation of the Company’s President and Chief Executive Officer, August M. Vlak, is determined pursuant to the terms and conditions of an employment agreement between Mr. Vlak and the Company, entered into effective January 1, 2016.  The Compensation Committee recommended, and the Board of Directors approved, a base salary for Mr. Vlak of $400,000. Mr. Vlak received an increase in his rate of base pay to $440,000, effective January 1, 2017.

The compensation of named executive officer, John L. Sullivan III, Vice President and Chief Financial Officer, is determined annually by the Compensation Committee and approved by the Board. Mr. Sullivan’s base salary was $307,000 for the fiscal year ended December 31, 2016. Effective January 1, 2017, Mr. Sullivan received an increase in his rate of base pay to $315,000.

The compensation of named executive officer, Angelo M. Labbadia, Vice President and Chief Operating Officer, is determined annually by the Compensation Committee and approved by the Board. Mr. Labbadia’s base salary was $296,500 for the fiscal year ended December 31, 2016. Effective January 1, 2017, Mr. Labbadia received an increase in his rate of base pay to $304,500.

The total cash compensation of Messrs. Vlak, Sullivan and Labbadia is within the average level, as compared to manufacturing companies of similar size in the New England region of the United States as reported in the Towers Watson Data Services survey.

Short-Term Incentives — Annual Cash Incentives

For fiscal year 2016, the named executive officers were eligible to receive short-term incentive compensation based on the performance of the Company with respect to two specific financial goals in the Company’s annual operating plans, as well as individual performance objectives.  80% of the short-term incentive for the named executive officer, August M. Vlak, President and Chief Executive Officer, was determined by the Company’s 2016 earnings per share and 20% was determined by working capital efficiency.  60% of the short-term incentive for the named executive officers, John L. Sullivan III, Vice President and Chief Financial Officer and Angelo M. Labbadia, Vice President and Chief Operating Officer, was determined by the combined business units’ operating earnings performance, 20% was determined by working capital efficiency, and 20% was determined by individual performance objectives. All incentive payments are subject to final approval by the Compensation Committee of the Board of Directors.

Operating earnings for 2016 were defined as income before income taxes of $11,223,400 and before allocation of corporate charges of $6,658,800.  Corporate charges included, but were not limited to, corporate salaries, incentive compensation, benefits and related payroll charges, corporate governance and compliance, tax and audit expenses, pension and retiree medical expenses, incentive accruals recorded on subsidiary books, and non-operating earnings. Working capital was defined as current assets less current liabilities less cash of the combined ten operating units.

During 2016, if the Company achieved its earnings per share and working capital efficiency goals, the named executive officer, Mr. Vlak, would be eligible to earn 100% of his base compensation.  During 2016, if the combined business units achieved the annual operating earnings performance, working capital efficiency and individual performance objectives, the named executive officers, Mr. Sullivan and Mr. Labbadia, would be eligible to earn 30% of their respective base compensation.

In each case, the threshold for earning each component of the short-term incentive is achieved at 85% of the goal. At 85% achievement of each goal, the named executive will earn 66.7% of the associated short-term incentive. If the Company achieves less than 85% of a goal, the named executive is not eligible to earn the associated short-term incentive.  The named executive officer, August M. Vlak, President and Chief Executive Officer, was eligible to earn a maximum short-term incentive of 200% of his base compensation.  The named executive officers, John L. Sullivan III, Vice President and Chief Financial Officer and Angelo M. Labbadia, Vice President and Chief Operating Officer, were eligible to earn a maximum short-term incentive of 100% of their base compensation.

During 2016, the named executive officers earned Non-Equity Incentive Plan Compensation as follows, based on the following goals:

(a)
Based on earnings per share achievement of $1.25 for fiscal year 2016 versus the 2016 plan of $1.12, the earned incentive for the named executive officer, Mr. Vlak, was 123.2% weighted 80%, resulting in a weighted achievement of earnings per share of 98.6%.

(b)
The working capital efficiency achievement calculation for fiscal year 2016 was based on a quarterly weighted average of the ratio of the operating units’ working capital to sales.  Based on the operating units’ working capital efficiency achievement, the earned incentive for the named executives, Mr. Sullivan and Mr. Labbadia, was 27.2% weighted 20%, resulting in a weighted achievement on working capital efficiency of 5.4%. Mr. Vlak’s working capital incentive is based on an achievement of working capital below a target of $45,000,000. At $42,000,000, Mr. Vlak could earn 100% of the target payout of $40,000. Mr. Vlak achieved a quarterly weighted average working capital of $42,456,200 or 90.1% of the target resulting in a weighted achievement of 9.0%.

(c)
Based on the combined business units’ operating earnings achievement for fiscal year 2016 of $17,882,000 versus the 2016 plan of $19,754,000, the operating earnings achievement for the named executive officers, Mr. Sullivan and Mr. Labbadia, was 23.7% weighted 60%, resulting in a weighted achievement of operating earnings of 14.2%.

(d)
The individual performance objectives achievement for the named executive officer, Mr. Sullivan, was 33.5% weighted 20%, resulting in a weighted achievement of individual performance objectives of 6.7%. The individual performance objectives achievement for the named executive officer, Mr. Labbadia, was 20.5% weighted 20%, resulting in a weighted achievement of individual performance objectives of 4.0%.

The following table shows the incentive calculation for fiscal year 2016 based on the short-term incentive earned:

	Mr. Vlak	Mr. Sullivan	Mr. Labbadia
Base Salary	$400,000	$307,000	$296,500
Incentive achievement	107.6%	26.3%	23.6%
Incentive earned	$430,326	$ 80,601	$ 70,141

Long-Term Incentive Plan — Awards to Purchase Shares in the Open Market

On March 11, 2016, the Compensation Committee of the Board of Directors of the Company approved a new long-term incentive plan to focus on improvements in the Company’s return on invested capital, or “ROIC”.  Under this long-term incentive plan, the named executive officers, August M. Vlak, President and Chief Executive Officer, John L. Sullivan III, Vice

President and Chief Financial Officer, and Angelo M. Labbadia, Vice President and Chief Operating Officer, were awarded cash to purchase equity in the Company on the open market.

During 2016, the named executive officers earned long-term incentive compensation based on ROIC of 9.2%.  The following table shows the incentive calculation based on the long-term incentive earned:

Name	Long-term incentive earned
August M. Vlak	$108,000
John L. Sullivan, III	$ 36,000
Angelo M. Labbadia	$ 36,000

Retirement and Other Post-Termination Plans

401(k) Plan

The Company maintains a savings and investment plan (the “SIP Plan”) for eligible employees, including executive officers. An eligible employee who is participating in the SIP Plan may execute a salary reduction agreement requiring the Company to reduce his or her taxable earnings by a percentage of his or her compensation (as elected by the participant) and to contribute that amount to the SIP Plan. The amount of the contribution could not exceed $18,000 for calendar year 2016, plus an additional $6,000 catch-up contribution for those participants age 50 and older.

If an employee executes such a salary reduction agreement, the Company will make a matching contribution to the SIP Plan on behalf of the employee.  For the period from January 1, 2016 through May 31, 2016, the matching contribution equaled 50% of that portion of an employee’s salary reduction contribution which did not exceed 4% of his or her earnings. Effective June 1, 2016, the SIP Plan was amended to increase the match for the remainder of 2016 to 50% of the first 6% of the employee’s contribution.

Effective June 1, 2016, the SIP Plan was amended to provide for a non-discretionary contribution (the “transitional credit”) for certain non-union U.S. employees who were eligible to participate in the Salaried Employees Retirement Plan of The Eastern Company (the “Salaried Plan”).  The amount of this non-discretionary contribution ranges from 0% to 4% of compensation, based on the age of the individual on June 1, 2016.

In December 2015, the Company approved a non-discretionary profit sharing contribution to the SIP Plan equal to 2.5% of compensation for the benefit of all non-union U.S. employees who were not eligible to participate in the Salaried Plan.  Effective June 1, 2016, the SIP Plan was amended to increase the non-discretionary profit sharing contribution to 3%, and eligibility for the profit sharing contribution was extended to all non-union U.S. employees.

Earnings in excess of $265,000 for calendar year 2016 cannot be taken into account under the SIP Plan. An employee is fully vested in his or her salary reduction contributions and the earnings on those contributions. An employee will become vested in any matching contributions, transitional credits, and non-discretionary profit sharing contributions, and the earnings thereon, under a graded vesting schedule, with full vesting after completing five years of service or upon reaching age 65. Employees who are participating in the SIP Plan may direct that their account balances be invested in one or more investment options offered under the plan.

Retirement Benefits

On April 5, 2016, the Board of Directors passed a resolution freezing benefit accruals under the Salaried Plan, effective as of May 31, 2016.  As a result, compensation and years of service earned after May 31, 2016 are not taken into account in determining the amount of a member’s retirement benefit.

Under the Salaried Plan, the amount of a member’s annual normal retirement benefit is equal to one percent (1%) of total annual compensation applicable to each year of service as of May 31, 2016, and the sum of one-half of one percent (0.5%) of average annual compensation as of May 31, 2016 plus one-half of one percent (0.5%) of average annual compensation as of May 31, 2016 in excess of $10,000, multiplied by years of service as of May 31, 2016 not in excess of thirty (30). Average annual compensation means the average of the member’s annual compensation for the five (5) consecutive calendar years prior to May 31, 2016 and prior to retirement which result in the highest average.

An employee reaches his or her normal retirement date and can begin benefits without reduction upon reaching age 65

(or, if later, the earlier of the attainment of age 70 or the completion of five years of participation in the plan). An employee reaches his or her early retirement date when he or she reaches age 55 after completing 20 years of service. An employee who is eligible for early retirement can elect to begin to receive his or her benefits on an actuarially reduced basis. In addition, if an employee’s age and years of service equal at least 90, the employee can elect to begin to receive his or her benefits with a smaller reduction for early commencement than is otherwise applicable for early retirement.

Pension Benefits Table

The following table provides certain information regarding the present value of accumulated benefits under the Company’s qualified and nonqualified defined benefit pension plans as of the last day of the 2016 fiscal year:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
August M. Vlak	Salaried Employees Retirement Plan of The Eastern Company(2)	0	$ 0
John L. Sullivan III	Salaried Employees Retirement Plan of The Eastern Company (3)	40	$1,594,530
Angelo M. Labbadia	Salaried Employees Retirement Plan of The Eastern Company	7	$ 387,765

(1)	Present value is determined by reference to the RP-2014 MP 2016 mortality table and an interest rate of 4.04%.
(2)	The defined benefit plan was frozen before Mr. Vlak had accrued any benefits under the plan.
(3)	Under the defined benefit plan, Mr. Sullivan is eligible for early retirement.

Employment Agreement

On March 29, 2016, the Company entered into an employment agreement with August M. Vlak, the President and Chief Executive Officer of the Company.  The initial term of the agreement was from January 1, 2016 through December 31, 2016.  However, the agreement will be automatically renewed for additional one year terms, unless either party provides notice of nonrenewal at least 60 days prior to the end of the term.

If the Company terminates the executive without cause, or if the executive terminates employment for good reason or due to a constructive termination, the Company will pay the executive an amount equal to one-half of his annual base salary, plus a portion of the executive’s bonus for the fiscal year in which the executive’s termination of employment occurs (based on the bonus incentive plan for the relevant period of the fiscal year and the Company’s actual performance through the date of his termination of employment).   For purposes of determining whether any of these termination benefits are payable to the executive, any notice of non-renewal of the agreement will not constitute a termination of the agreement or a termination of the employment of the executive.

The employment agreement also contains certain noncompetition, nonsolicitation and nondisclosure covenants.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee:
Michael A. McManus, Chairman
John W. Everets
Charles W. Henry
James A. Mitarotonda

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2016 fiscal year, no member of the Compensation Committee was, or had previously been, an officer or employee of the Company or its subsidiaries or had any direct or indirect material interest in a transaction with the Company or in a business relationship with the Company that would require disclosure under the applicable rules of the Securities and Exchange Commission. In addition, no interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full Board of Directors) or an executive officer of any other entity, on the other hand.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information relates to annual and long-term compensation for services to the Company in all capacities for the fiscal year ended December 31, 2016 of those persons who, at December 31, 2016 were (i) the President and Chief Executive Officer; (ii) the Vice President and Chief Financial Officer; and (iii) the Vice President and Chief Operating Officer (collectively, the “Named Officers”).

Name and Principal Position as of December 31, 2016	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in pension value and non- qualified deferred compensation earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
August M. Vlak, 50 (6) President and CEO	2016	$ 400,000	$ 108,000			$ 430,326		$ 16,345	$ 954,671
John L. Sullivan III, 63 Vice President and CFO (7)	2016 2015 2014	307,000 300,000 298,635	36,000			80,601 68,002 97,303	151,646 45,401 256,903	50,803 36,049 33,407	626,050 449,452 686,248
Angelo M. Labbadia, 59 Vice President & COO (8)	2016 2015 2014	296,500 290,000 280,000	36,000			70,141 65,735 46,768	57,502 90,817 57,008	43,133 28,266 26,869	503,276 474,818 410,934

(1)	The 2014 fiscal year consisted of 53 weeks, and the 2016 and 2015 fiscal years consisted of 52 weeks.

(2)	Amount shown was earned in the applicable year and paid in the subsequent year to the named executive officers under the Long-Term Incentive Plan to purchase equity on the open market.

(3)
Amounts shown were earned in the applicable year and paid in the subsequent year under the Short Term Incentive Plan. Mr. Vlak earned a bonus for 2016 in the amount of $430,326, Mr. Sullivan earned a bonus for 2016 in the amount of $80,601 and Mr. Labbadia earned a bonus for 2016 in the amount of $70,141.

(4)
The amount shown reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans, including supplemental plans, during each fiscal year. For Mr. Sullivan, accruals under the qualified defined benefit pension plan equaled $151,646 for 2016, $45,401 for 2015 and $256,903 for 2014. For Mr. Labbadia, accruals under the qualified defined benefit pension plan equaled $57,502 for 2016, $90,817 for 2015 and $57,008 for 2014.

(5)
All Other Compensation includes Company 401(k) plan contributions (including matching contributions, transitional credits and profit sharing contributions), the cost of the use of a company-owned vehicle, company paid term life insurance premiums, the value of group term life insurance in excess of $50,000, and life insurance under the Company’s defined benefit plan. Company 401(k) plan contributions (including matching contributions, transitional credits and profit sharing contributions) for Mr. Vlak equal $12,000 for 2016; for Mr. Sullivan equal $20,762 for 2016, $5,300 for 2015 and $5,100 for 2014; and for Mr. Labbadia equal $20,071 for 2016, $5,300 for 2015 and $5,100 for 2014. The cost of the use of a company-owned vehicle for Mr. Sullivan equals $10,250 for 2016 and 2015, and $8,250 for 2014; and for Mr. Labbadia equals $9,250 for 2016 and 2015, and $8,876 for 2014. Company paid term life insurance premiums for Mr. Vlak equal $3,324 for 2016; for Mr. Sullivan equal $2,748 for 2016, $2,688 for 2015 and $2,472 for 2014; and for Mr. Labbadia equal $2,664 for 2016, $2,604 for 2015 and $2,532 for 2014.  The value of group term life insurance in excess of $50,000 for Mr. Vlak equals $1,021; for Mr. Sullivan equals $2,194 for 2016, $2,138 for 2015 and $2,083 for 2014; and for Mr. Labbadia equals $1,378 for 2016, $1,342 for 2015 and $1,264 for 2014. Life insurance under the Company’s defined benefit plan for Mr. Sullivan equals $14,849 for 2016, $15,673 for 2015, and $15,502 for 2014; and for Mr. Labbadia equals $9,771 for 2016 and 2015, and $9,097 for 2014.

(6)
Mr. Vlak was appointed the President and Chief Executive Officer on January 1, 2016. From 2012 to 2015, Mr. Vlak was a senior advisor to Barington Capital Group, L.P. Prior to that period, he was a partner at Katzenback Partners, a senior advisor at Booz & Company, and a consultant at McKinsey & Company. At his prior positions, Mr. Vlak’s work focused on growth strategy and operational performance improvement at more than 50 companies - including leading domestic and global industrial enterprises - where he worked directly with numerous senior management teams and boards of directors.

(7)	Mr. Sullivan was appointed Chief Financial Officer on December 13, 2006. Prior to that, he was the Vice President, Treasurer and Secretary of the Company.

(8)	Mr. Labbadia was appointed Chief Operating Officer on April 29, 2015. Prior to that, he was Vice President and Managing Director of Frazer & Jones Division.

STOCK BASED AWARDS

On April 28, 2010, the shareholders approved The Eastern Company 2010 Executive Stock Incentive Plan (the “2010 Plan”), which by its terms will expire either on February 9, 2020 or upon any earlier termination date established by the Board of Directors. The 2010 Plan authorizes the grant of incentive stock options and non-qualified stock options to purchase Common Shares, the grant of shares of restricted stock, and the grant of other stock-based awards (such as stock appreciation rights).  The Compensation Committee of the Company’s Board of Directors will determine the terms and conditions of the awards granted under the 2010 Plan, subject to the terms of the 2010 Plan.  Awards may be granted to salaried officers and other key employees of the Company, whether or not such employees are also serving as directors of the Company.  The 2010 Plan also provides for the grant of nonqualified stock options to non-employee directors of the Company.  The total amount of Common Shares with respect to which awards may be granted under the 2010 Plan shall not exceed in the aggregate 500,000 shares.

The purchase price of the shares subject to each incentive stock option granted under the 2010 Plan may not be less than the fair market value of the shares on the date of grant. The purchase price of shares subject to non-qualified stock options granted under the 2010 Plan, and the price (if any) which must be paid to acquire a share of restricted stock granted under the 2010 Plan, is set by the Compensation Committee of the Company’s Board of Directors. All non-qualified stock options granted to date under prior stock option plans have required a purchase price equal to 100% of the fair market value of the Common Shares on the date of the grant.

Incentive stock options generally may not be granted under the 2010 Plan to any employee who owns more than ten percent (10%) of the Company’s voting stock at the time of such grant.  Incentive stock options must be exercised within ten years.  Non-qualified stock options must be exercised within the period set forth in the plan or, if the plan permits, within the period established by the Compensation Committee.  Moreover, options may not be exercised more than three months after termination of employment or termination of service as a director.  However, in the case of death or disability, the option may be exercised within one year after death or disability.  The three month period is also extended to one year for an optionee who terminates employment or terminates service as a director at or after reaching age sixty-five (65).

Grants of Stock-Based Awards. No stock options, restricted stock, stock appreciation rights, or other stock-based awards were granted to any Named Executive Officers during the fiscal year ended December 31, 2016.  Under the long term incentive plan, cash incentives were awarded to the Named Executive Officers, Messrs. Vlak, Sullivan and Labbadia, during the fiscal year ended December 31, 2016 to purchase equity on the open market.

OPTIONS EXERCISED IN FISCAL 2016

The Named Executive Officers did not exercise any stock options or stock appreciation rights during the fiscal year ended December 31, 2016, and the Named Executive Officers did not own any shares of restricted stock which became vested during the fiscal year ended December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

As of December 31, 2016, there were no outstanding equity awards held by any of the Named Executive Officers.

On March 2, 2017, the Compensation Committee of the Board of Directors granted stock appreciation rights to the following named executive officers:  August M. Vlak – 20,000; John L. Sullivan III – 10,000; and Angelo M. Labbadia – 10,000.  The stock appreciation rights have an exercise price of $19.10 (equal to the fair market value of a share of Common Stock on the date of grant), and will vest on a 3 year schedule based on performance and become exercisable on a graded schedule over a period of 5 years (provided the named executive officer remains an employee of the Company on each applicable vesting date and the Company meets certain performance thresholds prescribed in the stock appreciation rights agreement).

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

On March 29, 2016, the Company executed an employment agreement with August M. Vlak, the Company’s President and Chief Executive Officer.  The initial term of the agreement was from January 1, 2016 through December 31, 2016.  However, the agreement will be automatically renewed for additional one year terms, unless either party provides notice of nonrenewal at least 60 days prior to the end of the term.  If the Company terminates the executive without cause for a reason other than his death or disability, or if the termination occurs as a result of a constructive termination, the executive will be entitled to receive change in control benefits if the termination occurs: (a) during the 24 month period after a change in control (as defined in the agreement); or (b) before the effective date of a change in control, but after the first date on which the Company has entered into formal negotiations with a potential acquirer that results in the consummation of a change in control (provided that the termination of employment does not occur more than one year before the change in control).  The amount of the change in control benefits equal:  (i) the executive’s annual base salary; plus (ii) the higher of the bonuses paid the executive for the last two fiscal years ending prior to the change in control or an amount equal to a portion of the executive’s bonus for the fiscal year in which the Executive’s termination of employment occurs (based on the bonus incentive plan for the relevant period of the fiscal year and the Company’s actual performance through the termination date); plus (iii) a portion of the executive’s bonus for the fiscal year in which the executive’s termination of employment occurs (based on the bonus incentive plan for the relevant period of the fiscal year and the Company’s actual performance through the date of his termination of employment); plus (iv) continued medical coverage for twelve months. However, the change in control benefits will be reduced to the extent necessary to avoid the applicability of Section 280G of the Internal Revenue Code. The employment agreement also contains certain noncompetition, nonsolicitation and nondisclosure covenants

On March 3, 2015, the Company executed a Change in Control Agreement with John L Sullivan III effective January 1, 2015. The agreement has a term of three years. If a change in control of the Company (as defined in the Agreement) occurs, and Mr. Sullivan is terminated without cause within six months before or twelve months after the change of control, then Mr. Sullivan will receive a lump sum severance payment equal to 1.00 times his average adjusted compensation (as defined in the Agreement). However, this amount will be reduced to the extent necessary to avoid the applicability of Section 280G of the Internal Revenue Code. The agreement also contains certain noncompetition, nonsolicitation and nondisclosure covenants.

On March 3, 2015, the Company executed a Change in Control Agreement with Angelo M. Labbadia effective January 1, 2015. The agreement has a term of three years. If a change in control of the Company (as defined in the Agreement) occurs, and Mr. Labbadia is terminated without cause within six months before or twelve months after the change of control, then Mr. Labbadia will receive a lump sum severance payment equal to 1.00 times his average adjusted compensation (as defined in the Agreement). However, this amount will be reduced to the extent necessary to avoid the applicability of Section 280G of the Internal Revenue Code. The agreement also contains certain noncompetition, nonsolicitation and nondisclosure covenants.

The following table provides certain information regarding the benefits payable under the termination of employment and change in control agreements.  The payments under the change in control agreements are based on compensation received for the fiscal year ending December 31, 2016.

		Absent a change in control		Following a change in control
		Termination For Cause	Termination Without Cause	Termination For Cause	Termination Without Cause
August M. Vlak	Lump sum	-	$ 870,326	-	$ 870,326
John L. Sullivan III	Lump sum	-	-	-	$ 421,352
Angelo M. Labbadia	Lump sum	-	-	-	$ 418,976

RISK ASSESSMENT OF COMPENSATION POLICIES AND PRACTICES

Management and the Compensation Committee of the Board of Directors have reviewed the existing incentive compensation programs in which executives who are not Named Executive Officers participate, in order to establish that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at the Corporate Office and at the Company divisions, and no particular division carries a significant portion of the Company’s overall risk profile. Stock incentive awards are also available under the Company’s 2010 Executive Stock Incentive Plan. These awards are determined based upon guidelines set by the Chief Executive Officer and are reviewed and approved by the Compensation Committee of the Board of Directors. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations approved by the Compensation Committee of the Board of Directors. Cash incentive programs at the Company divisions are based upon attainment of specific financial performance goals which are developed on a basis consistent with the division’s financial goals. These programs are approved by the Chief Executive Officer. In conclusion, management has determined that the existing incentive programs applicable to Non-Named Executive Officers do not create risks that are reasonably likely to have a material adverse effect on the Company.

SHAREHOLDER RETURN PERFORMANCE INFORMATION

The U.S. Securities and Exchange Commission requires that the Company include in its Annual Report on Form 10-K the line graph presented below. The Company is also including the graph in this proxy statement for the Company’s shareholders’ ease of reference.

The following graph sets forth the Company’s cumulative total shareholder return based upon an initial $100 investment made on December 31, 2011 (i.e., stock appreciation plus dividends during the past five fiscal years) compared to the Russell 2000 Index and the S&P Industrial Machinery Index.

The Company manufactures and markets a broad range of locks, latches, fasteners and other security hardware that meets the diverse security and safety needs of industrial and commercial customers. Consequently, while the S&P Industrial Machinery Index being used for comparison is the standard index most closely related to the Company, it does not completely represent the Company’s products or market applications. The Russell 2000 is used to measure performance of publicly-traded small cap companies.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2011 with dividends reinvested
$250
$200
$150
$100
$50
$0
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15
Dec-16
The Eastern Company
Russell 2000
S&P Industrial Machirery

	Dec. 11	Dec. 12	Dec. 13	Dec. 14	Dec. 15	Dec. 16
The Eastern Company	$100	$ 82	$ 84	$ 93	$105	$120
Russell 2000	$100	$116	$162	$169	$162	$196
S&P Industrial Machinery	$100	$127	$186	$195	$188	$238
Copyright© 2017 Standard & Poor's, a division of S&P Global. All rights reserved.
Copyright© 2017 Russell Investment Group. All rights reserved.

ADDITIONAL INFORMATION

Any shareholder who intends to present a proposal at the 2018 Annual Meeting of shareholders and desires that it be included in the Company’s proxy material must submit to the Company a copy of the proposal on or before November 15, 2017. Any shareholder who intends to present a proposal at the 2018 Annual Meeting but does not wish that the proposal be included in the Company’s proxy material must provide notice of the proposal to the Company, in accordance with the terms of the Company’s by-laws, no earlier than February 2, 2018 and no later than March 4, 2018.

It is the Company’s policy to have the members of the Board of Directors attend the Annual Meeting, to the extent feasible. All of the members of the Board of Directors attended the 2016 Annual Meeting.

If any shareholder wishes to send communications to the Board of Directors or to any member of the Board of Directors, he or she may do so by sending such communications to the Board of Directors or to the individual director in care of The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770. All such communications will be delivered to the Board of Directors or to the individual director in strict confidence.

FORM 10-K ANNUAL REPORT

A copy of the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2016 will be furnished without exhibits to shareholders upon written request. Exhibits to the Form 10-K will be provided if so indicated. Direct all inquiries to Investor Relations, The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770-0460. Form 10-K is also available on the Company’s website at www.easterncompany.com.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10K is/are available at www.proxyvote.com.

THE EASTERN COMPANY
112 Bridge Street, P.O. Box 460, Naugatuck, CT 06770-0460
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigning hereby appoints Fredrick D. DiSanto and Charles W. Henry or any one or more of them, true and lawful attorneys and agents, with the power of substitution for the undersigned in his name, place and stead, to vote at the Annual Meeting of Shareholders of The Eastern Company on May 3, 2017 and any adjournments thereof, all shares of common stock of said Company which the undersigned would be entitled to vote, if then personally present, as specified on the reverse side of this card on proposals 1, 2, 3 and 4 and in their discretion on all other matters coming before the meeting.

This proxy will be voted as directed by the shareholder but if no choice is specified, it will be voted FOR proposals 1, 2 and 4 and FOR 3 YEARS for proposal 3.

Address change/comments:

_________________________________________________________________________________
_________________________________________________________________________________
_________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

THE EASTERN COMPANY
112 BRIDGE STREET
NAUGATUCK, CT 06770-0460

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__________________________________________________________________________________________________________________________

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR ALL the following:

                                                                For                               Withhold                   For All                                                                           To withhold authority to vote for any
                                                                All                   All                           Except                                  individual nominee(s), mark “For All
                                                                 [ ]                                     [ ]                                  [ ]                                                                              Except” and write the number(s) of the
                                                                                                                                     nominee(s) on the line below.
                                                                                                                                                       __________________________
1.  Election of Directors

Nominees

01 John W. Everets02 August M. Vlak

The Board of Directors recommends a vote FOR proposal 2.
                                                                                                                                                                  For   Against   Abstain
2. Advisory vote to approve the compensation of the named executive officers.               [ ]         [ ]               [ ]

The Board of Directors recommends a vote for 3 YEARS.
          1 year2 years3 yearsAbstain
3. Advisory vote on the frequency of the advisory vote to approve the                             [ ]           []      []      []
    Compensation of the named executive officers.

The Board of Directors recommends a vote FOR proposal 4.
        For   Against   Abstain
4. Ratify the appointment of the independent registered public accounting firm             [ ]          [ ]            [ ]
    (Fiondella, Milone & LaSaracina LLP).

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Note: A vote to withhold authority to vote for any nominee(s) is treated as a vote against the nominee(s).

For address change/comments, mark here.[ ]
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

______________________________________________________________________
Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date